Exhibit 99.1

March, 2012

There has certainly been much discussion in the media lately regarding TARP and TARP repayment. As an institution that has benefited by the infusion of $25.2 million in capital, I thought that it would be helpful to update you on the steps that we are taking at LNB to eventually repay TARP.

LNB accepted TARP capital at the end of 2008. As you may recall, the economy was in an unprecedented downward spiral and capital for community banks was a scarce commodity. The housing market in our local markets and across the country was crashing, through no fault of our own. We believed that it was in the best interest of our Bank and shareholders to accept TARP capital and ensure that we were adequately protected against an uncertain economic environment. With the value of hindsight, we clearly made the correct decision.

Over the past several years, we have battled the economic environment successfully and have positioned our company for the future. We have taken the appropriate steps to provide for the challenging credits in our portfolio and worked with our customers to assist them in their efforts. Since accepting TARP capital, we have grown the core earnings of our company by approximately 60% while other banks were exiting businesses and, in over 400 cases, failing completely. We have now begun to see some stability in the economy, although still tenuous in its strength, which has led us to focus even more intently on evaluating our options to repay TARP while ensuring that we have the appropriate long-term capital structure in place.

In assessing potential TARP repayment alternatives, we intend to carefully balance our need to maintain a strong capital position with our objectives of building shareholder value and minimizing the impact of repayment on our current shareholders. I want to emphasize that, while we should have the appropriate focus on our capital structure and how TARP repayment fits into our long-term plans, we should not allow “industry pundits” or others who may have different agendas to create an exaggerated sense of urgency that does not exist and would cause the company to make decisions that would not benefit all shareholders. Contrary to the overreaction or self serving commentary that you may hear from some “experts”, we can continue to grow and strengthen our company while holding TARP capital. As I mentioned earlier, the core earnings of the company have been strengthened and our capital situation is much improved. Although the dividend payment on TARP securities increases from 5% to 9% at the end of 2013, this is no reason to rush into a transaction that could be detrimental in the long term to our institution and to you, our shareholders. We are taking a measured and analytic approach to our review of alternatives.

There are several actions that we have taken and are ongoing as we look at this issue:

●	We are in dialogue with the Treasury so that we can be sure that we are as informed as we can be about their activities and plans.

●	We have continuous dialogue with our primary regulator, the OCC, as their support will be required for whatever path we eventually take.

●	We consult regularly with our financial and legal advisors to assess the various options available to us with respect to TARP.

You may have seen that the Treasury recently announced a plan to sell their TARP holdings in six financial institutions through an auction process. We are watching this process with great interest as this may be the start of a broader program that the Treasury could embark upon. This type of auction could potentially provide a more cost effective, less dilutive way to exit the TARP program. We will continue to closely monitor these developments.

We recently received a letter from Umberto Fedeli, one of our major shareholders, expressing an interest in exploring a transaction in which he would provide capital to LNB. Although his letter does not detail the structure of his proposed investment, Mr. Fedeli has verbally advised us that his investment would be in the form of convertible preferred shares to be issued at a yet-to-be determined valuation of the company, that would increase his stake in LNB significantly. Mr. Fedeli is but one of a number of parties who have expressed an interest in exploring a private investment in LNB. We will diligently explore all alternatives to ensure that we act in the best interests of our shareholders, and as we progress through our analysis, we will certainly keep the indications of interest that we have received in mind. Suffice it to say that you can count on your Board to look out for the interests of all shareholders, large and small.

I hope that this provides you with a perspective on how we are looking at TARP repayment. We are progressing with the appropriate sense of urgency while ensuring that we act in the long term best interests of our shareholders and institution. We are reviewing multiple alternatives and staying abreast of activities at the Treasury. We are working closely with the OCC, as well as our legal and investment banking partners in this activity.

I look forward to discussing this topic further with you at our annual shareholder meeting and answering any questions that you might have.

Sincerely,

Daniel E. Klimas
President and Chief Executive Officer